Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Boone
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS 2010 FOURTH QUARTER AND FULL YEAR RESULTS, AND

PROVIDES INITIAL GUIDANCE FOR 2011 EARNINGS AND FREE CASH FLOW

Fourth Quarter Year-Over-Year Highlights:

•	Adjusted diluted EPS from continuing operations of $0.80

•	GAAP diluted EPS from continuing operations of $0.75

•	Same store sales increased 1.7%

Full Year Highlights:

•	Generated free cash flow of $3.3 billion, up 7.6%

•	Generated cash flow from operations of $4.8 billion, up 18.4%

•	Adjusted diluted EPS from continuing operations of $2.69

•	GAAP diluted EPS from continuing operations of $2.50

•	Same store sales increased 2.1%

2011 Guidance:

•	Free cash flow expected to be between $4.0 and $4.2 billion

•	Cash flow from operations expected to be between $5.5 and $5.7 billion

•	Adjusted diluted EPS from continuing operations expected to be in the range of $2.72 - $2.82

•	GAAP diluted EPS from continuing operations expected to be in the range of $2.52 - $2.62

•	$2.0 billion share repurchase authorization expected to be completed

•	Quarterly dividend increase of 43% announced in January

WOONSOCKET, RHODE ISLAND, February 3, 2011 - CVS Caremark Corporation (NYSE: CVS) today announced results for the fourth quarter and year ended December 31, 2010.

Revenues

Net revenues for the three months ended December 31, 2010, decreased 4.1% or $1.0 billion to $24.8 billion, down from $25.8 billion in the three months ended December 31, 2009. For the year ended December 31, 2010, total revenue decreased 2.3% or $2.3 billion to $96.4 billion, compared to $98.7 billion for the year ended December 31, 2009.

Pharmacy Services segment revenues for the three months ended December 31, 2010, decreased 9.7% to $12.2 billion, as compared to the prior year period. Adjusting for the impact of new generics, net revenues would have declined by 2.4% in the Pharmacy Services segment. The decrease in net revenues was primarily due to the previously announced termination of a few large client contracts effective January 1, 2010 as well as the decrease of covered lives under our Medicare Part D program resulting from the 2010 Medicare Part D competitive bidding process. This was partially offset by new client starts effective January 1, 2010. For the year ended December 31, 2010, total revenue in the Pharmacy Services segment decreased 6.4% to $47.8 billion, compared to $51.1 billion in the year ended December 31, 2009.

Retail Pharmacy segment revenues for the three months ended December 31, 2010, increased 3.1% to $14.9 billion and same store sales increased 1.7% over the prior year period. Pharmacy same store sales rose 2.0% in the three months ended December 31, 2010 and reflect a positive impact from Maintenance Choice™ of approximately 220 basis points on a net basis (i.e., a positive impact of approximately 300 basis points on a gross basis, net of approximately 80 basis points from the conversion of 30-day prescriptions at retail to 90-day prescriptions under the Maintenance Choice program). Pharmacy same store sales were negatively impacted by approximately 250 basis points due to recent generic introductions. Front store same store sales during the three months ended December 31, 2010, increased 1.0%. For the year ended December 31, 2010, total revenue in the Retail Pharmacy segment increased 3.6% to $57.3 billion, compared to $55.4 billion in the year ended December 31, 2009.

The generic dispensing rate increased approximately 390 basis points to 72.8% in our Pharmacy Services segment and 320 basis points to 73.8% in our Retail Pharmacy segment, compared to the three months ended December 31, 2009.

Income from continuing operations attributable to CVS Caremark

Income from continuing operations attributable to CVS Caremark for the three months ended December 31, 2010 decreased $24 million, or 2.3%, to $1,027 million, compared to $1,051 million in the prior year period. Adjusted earnings per share from continuing operations attributable to CVS Caremark, which excludes $108 million of intangible asset amortization for the three months ended December 31, 2010, related to acquisition activity, were $0.80, compared to $0.79 in the prior year period. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark for the three months ended December 31, 2010 were $0.75, compared to $0.74 in the prior year period. During the three months ended December 31, 2010, the Company recognized previously unrecognized tax benefits, which were related to the expiration of various statutes of limitations and settlements with tax authorities, which amounted to $0.03 per diluted share, the majority of which was anticipated and included in our previous guidance. During the three months ended December 31, 2009, the Company recognized similar previously unrecognized tax benefits amounting to $0.01 per diluted share.

Income from continuing operations attributable to CVS Caremark for the year ended December 31, 2010 decreased $266 million, or 7.2%, to $3.4 billion, compared to $3.7 billion in the prior year. Adjusted earnings per share from continuing operations attributable to CVS Caremark, which excludes $427 million of intangible asset amortization for the year ended December 31, 2010, related to acquisition activity, were $2.69, compared to $2.74, in the prior year. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark for the year ended December 31, 2010 were $2.50, compared to $2.56 in the prior year. The impact of the previously unrecognized tax benefits on the years ended December 31, 2010 and 2009 were $0.03 and $0.12 per diluted share, respectively.

Larry Merlo, President and Chief Operating Officer, said, “I’m pleased with our earnings this quarter, which were in line with our expectations. Our retail business continued to produce industry-leading same store sales and achieved an all-time record operating margin. The PBM business made significant progress last year, with a strong 2011 selling season, high client retention rates, and the introduction of unique products and services that leverage our combined retail and PBM assets.

“We also launched the PBM streamlining initiative, which is expected to generate more than a billion dollars in savings over the next five years,” continued Merlo. “Furthermore, we have focused our resources and investments on key strategic growth areas, such as Medicare Part D. I’m very confident about our long-term prospects across the enterprise and committed to ensuring our success as I take the reins as CEO this March.”

Real estate program

During the three months ended December 31, 2010, the Company opened 32 new retail drugstores, and closed two retail drugstores. In addition, the Company relocated seven retail drugstores. As of December 31, 2010, the Company operated 7,182 retail drugstores, 44 specialty pharmacy stores, 18 specialty mail order pharmacies and four mail order pharmacies in 44 states, the District of Columbia and Puerto Rico.

2011 Guidance

CVS Caremark is also providing its initial guidance for 2011 today. The Company expects to generate substantial free cash flow in 2011 of $4.0 billion to $4.2 billion, up from the $3.3 billion in free cash flow generated in 2010. The Company expects to generate cash flow from operations in 2011 of $5.5 billion to $5.7 billion. The Company also expects to deliver adjusted diluted earnings per share from continuing operations of $2.72 to $2.82, and GAAP diluted earnings per share from continuing operations of $2.52 to $2.62 per share in 2011. This guidance includes the benefit of the previously announced acquisition of Universal American’s Medicare Part D business assuming a closing date late in the second quarter as well as the costs related to the previously announced Pharmacy Services segment streamlining initiative. The Universal American transaction is subject to customary closing conditions, including regulatory approvals, as well as approval by Universal American shareholders. These estimates assume the completion in 2011 of a $2.0 billion share repurchase program authorized last year by CVS Caremark’s Board of Directors. The Company will provide further details on this initial 2011 earnings guidance during today’s earnings call.

CVS Caremark previously announced that its Board of Directors had approved an increase in its quarterly dividend of approximately 43%, to $0.125 (12.5 cents) per share on the Common Stock of the Company, payable February 2, 2011 to holders of record on January 21, 2011. This increase translates into an annual rate of 50 cents per share, up 15 cents per share from the previous annual rate of 35 cents.

Teleconference and webcast

The Company will be holding a conference call today for the investment community at 8:30 am (ET) to discuss its quarterly results and outlook. An audio webcast of the conference call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark Website at http://info.cvscaremark.com. The Company will also be posting slides on its Web site just prior to the start of today’s conference call and can be viewed during the call. The webcast and supporting materials will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Caremark is the largest pharmacy health care provider in the United States. Through our integrated offerings across the entire spectrum of pharmacy care, we are uniquely positioned to provide greater access to engage plan members in behaviors that improve their health, and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of approximately 65,000 pharmacies, including our more than 7,100 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical offerings include our signature Pharmacy AdvisorTM program as well as innovative generic step therapy and genetic benefit management programs that promote more cost effective and healthier behaviors and improve healthcare outcomes. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com.

Forward-looking statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2009 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.

– Tables Follow –

CVS CAREMARK CORPORATION

Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2010	2009	2010	2009
Net revenues	$24,771	$25,822	$96,413	$98,729
Cost of revenues	19,304	20,254	76,156	78,349

Gross profit	5,467	5,568	20,257	20,380
Operating expenses	3,697	3,673	14,092	13,942

Operating profit	1,770	1,895	6,165	6,438
Interest expense, net	136	133	536	525

Income before income tax provision	1,634	1,762	5,629	5,913
Income tax provision	608	711	2,190	2,205

Income from continuing operations	1,026	1,051	3,439	3,708
Loss from discontinued operations, net of tax	(1)	(2)	(15)	(12)

Net income	1,025	1,049	3,424	3,696
Net loss attributable to noncontrolling interest(1)	1	—	3	—

Net income attributable to CVS Caremark	$1,026	$1,049	$3,427	$3,696

Income from continuing operations attributable to CVS Caremark:
Income from continuing operations	$1,026	$1,051	$3,439	$3,708
Plus net loss attributable to noncontrolling interest	1	—	3	—

Income from continuing operations attributable to CVS Caremark	$1,027	$1,051	$3,442	$3,708

Basic earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.75	$0.75	$2.52	$2.59
Loss from discontinued operations attributable to CVS Caremark	—	—	(0.01)	(0.01)

Net income attributable to CVS Caremark	$0.75	$0.75	$2.51	$2.58

Weighted average basic common shares outstanding	1,363	1,400	1,367	1,434

Diluted earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.75	$0.74	$2.50	$2.56
Loss from discontinued operations attributable to CVS Caremark	—	—	(0.01)	(0.01)

Net income attributable to CVS Caremark	$0.75	$0.74	$2.49	$2.55

Weighted average diluted common shares outstanding	1,372	1,413	1,377	1,450

Dividends declared per common share	$0.08750	$0.07625	$0.35000	$0.30500

(1)	Represents the minority shareholders’ portion of the net loss from our majority owned subsidiary Generation Health, Inc.

CVS CAREMARK CORPORATION

Consolidated Balance Sheets

(Unaudited)

	December 31,
In millions, except per share amounts	2010	2009
Assets:
Cash and cash equivalents	$1,427	$1,086
Short-term investments	4	5
Accounts receivable, net	4,925	5,457
Inventories	10,695	10,343
Deferred income taxes	511	506
Other current assets	144	140

Total current assets	17,706	17,537
Property and equipment, net	8,322	7,923
Goodwill	25,669	25,680
Intangible assets, net	9,784	10,127
Other assets	688	374

Total assets	$62,169	$61,641

Liabilities:
Accounts payable	$4,026	$3,560
Claims and discounts payable	2,569	3,075
Accrued expenses	3,070	3,246
Short-term debt	300	315
Current portion of long-term debt	1,105	2,104

Total current liabilities	11,070	12,300
Long-term debt	8,652	8,756
Deferred income taxes	3,655	3,678
Other long-term liabilities	1,058	1,102
Commitments and contingencies
Redeemable noncontrolling interest	34	37

Shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,624 shares issued and 1,363 shares outstanding at December 31, 2010 and 1,612 shares issued and 1,391 shares outstanding at December 31, 2009	16	16
Treasury stock, at cost: 259 shares at December 31, 2010 and 219 shares at December 31, 2009	(9,030)	(7,610)
Shares held in trust: 2 shares at December 31, 2010 and 2009	(56)	(56)
Capital surplus	27,610	27,198
Retained earnings	19,303	16,355
Accumulated other comprehensive loss	(143)	(135)

Total shareholders’ equity	37,700	35,768

Total liabilities and shareholders’ equity	$62,169	$61,641

CVS CAREMARK CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
In millions	2010	2009
Cash flows from operating activities:
Cash receipts from revenues	$94,503	$93,568
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(73,143)	(73,536)
Cash paid to other suppliers and employees	(13,778)	(13,121)
Interest received	4	5
Interest paid	(583)	(542)
Income taxes paid	(2,224)	(2,339)

Net cash provided by operating activities	4,779	4,035

Cash flows from investing activities:
Additions to property and equipment	(2,005)	(2,548)
Proceeds from sale-leaseback transactions	507	1,562
Proceeds from sale or disposal of assets	34	23
Acquisitions (net of cash acquired) and investments	(177)	(101)
Purchase of short-term investments	—	(5)
Maturity of short-term investments	1	—

Net cash used in investing activities	(1,640)	(1,069)

Cash flows from financing activities:
Increase (decrease) in short-term debt	(15)	(2,729)
Proceeds from issuance of long-term debt	991	2,800
Repayments of long-term debt	(2,103)	(653)
Dividends paid	(479)	(439)
Derivative settlements	(5)	(3)
Proceeds from exercise of stock options	285	250
Excess tax benefits from stock-based compensation	28	19
Repurchase of common stock	(1,500)	(2,477)

Net cash used in financing activities	(2,798)	(3,232)

Net increase (decrease) in cash and cash equivalents	341	(266)
Cash and cash equivalents at beginning of year	1,086	1,352

Cash and cash equivalents at end of year	$1,427	$1,086

Reconciliation of net income to net cash provided by operating activities:
Net income	$3,424	$3,696
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,469	1,389
Stock-based compensation	150	165
Deferred income taxes and other non-cash items	30	48
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	532	(86)
Inventories	(352)	(1,199)
Other current assets	(4)	48
Other assets	(210)	(2)
Accounts payable and claims and discounts payable	(40)	4
Accrued expenses	(176)	(66)
Other long-term liabilities	(44)	38

Net cash provided by operating activities	$4,779	$4,035

Adjusted Earnings Per Share

(Unaudited)

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision, plus net loss attributable to noncontrolling interest divided by the weighted average diluted common shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share from continuing operations attributable to CVS Caremark:

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2010	2009	2010	2009
Income before income tax provision	$1,634	$1,762	$5,629	$5,913
Amortization	108	108	427	430

Adjusted income before income tax provision	1,742	1,870	6,056	6,343
Adjusted income tax provision(1)	648	754	2,356	2,366

Adjusted income from continuing operations	1,094	1,116	3,700	3,977
Net loss attributable to noncontrolling interest	1	—	3	—

Adjusted income from continuing operations attributable to CVS Caremark	$1,095	$1,116	$3,703	$3,977

Weighted average diluted common shares outstanding	1,372	1,413	1,377	1,450
Adjusted earnings per share from continuing operations attributable to CVS Caremark(2)	$0.80	$0.79	$2.69	$2.74

(1)	The adjusted income tax provision is computed using the same effective income tax rate in the consolidated statement of income.
(2)	The above earnings per share from continuing operations attributable to CVS Caremark include the impact of approximately $35 million and $7 million, or $0.03 and $0.01 on a per diluted share basis, of previously unrecognized tax benefits that were recognized in the three months ended December 31, 2010 and 2009, respectively. Earnings per share from continuing operations attributable to CVS Caremark for the years ended December 31, 2010 and 2009 include the impact of approximately $47 million and $167 million, or $0.03 and $0.12 per diluted share, of previously unrecognized tax benefits, respectively.

Free Cash Flow

(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Year Ended December 31,
In millions	2010	2009

Net cash provided by operating activities	$4,779	$4,035
Subtract: Additions to property and equipment	(2,005)	(2,548)
Add: Proceeds from sale-leaseback transactions	507	1,562

Free cash flow	$3,281	$3,049

Supplemental Unaudited Information

The Company evaluates its Pharmacy Services and Retail Pharmacy segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended:
December 31, 2010:
Net revenues	$12,177	$14,897	$—	$(2,303)	$24,771
Gross profit	868	4,642	—	(43)	5,467
Operating profit (loss)	608	1,372	(167)	(43)	1,770
December 31, 2009 :
Net revenues	$13,492	$14,455	$—	$(2,125)	$25,822
Gross profit	1,075	4,511	—	(18)	5,568
Operating profit (loss)	833	1,220	(140)	(18)	1,895

Year Ended:
December 31, 2010:
Net revenues	$47,780	$57,345	$—	$(8,712)	$96,413
Gross profit	3,353	17,039	—	(135)	20,257
Operating profit (loss)	2,389	4,537	(626)	(135)	6,165
December 31, 2009:
Net revenues	$51,065	$55,355	$—	$(7,691)	$98,729
Gross profit	3,835	16,593	—	(48)	20,380
Operating profit (loss)	2,866	4,159	(539)	(48)	6,438

(1)	Net revenues of the Pharmacy Services segment include approximately $1.6 billion and $1.7 billion of retail co-payments for the three months ended December 31, 2010 and 2009, respectively, and $6.6 billion and $6.9 billion of retail co-payments for the year ended December 31, 2010 and 2009, respectively.
(2)	Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a standalone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services segment customers, through the Company’s intersegment activities (such as the Maintenance Choice™ program), elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. As a result, both the Pharmacy Services and the Retail Pharmacy segments include the following results associated with this activity: net revenues of $535 million and $242 million for the three months ended December 31, 2010 and 2009, respectively, and $1,794 million and $692 million for the years ended December 31, 2010 and 2009, respectively; gross profit and operating profit of $43 million and $18 million for the three months ended December 31, 2010 and 2009, respectively, and $135 million and $48 million for the years ended December 31, 2010 and 2009, respectively.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
In millions	2010	2009	2010	2009

Net revenues	$12,177	$13,492	$47,780	$51,065
Gross profit	868	1,075	3,353	3,835
Gross profit % of net revenues	7.1%	8.0%	7.0%	7.5%
Operating expenses	260	242	964	969
Operating expense % of net revenues	2.1%	1.8%	2.0%	1.9%
Operating profit	608	833	2,389	2,866
Operating profit % of net revenues	5.0%	6.2%	5.0%	5.6%

Net revenues(1):
Mail choice(2)	$4,289	$4,273	$16,675	$16,711
Pharmacy network(3)	7,766	9,132	30,681	34,004
Other	122	87	424	350
Pharmacy claims processed(1):
Total	148.7	168.1	584.8	658.5
Mail choice(2)	16.5	16.7	64.2	66.0
Pharmacy network(3)	132.2	151.4	520.6	592.5
Generic dispensing rate(1):
Total	72.8%	68.9%	71.5%	68.2%
Mail choice(2)	62.9%	57.4%	61.3%	56.5%
Pharmacy network(3)	73.9%	70.0%	72.7%	69.3%
Mail choice penetration rate	26.1%	23.6%	25.8%	23.8%

(1)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.
(2)	Mail choice is defined as claims filled at a Pharmacy Services’ mail facility, which includes specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice program.
(3)	Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores.

EBITDA and EBITDA per Adjusted Claim

(Unaudited)

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by three and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

The following is a reconciliation of operating profit to EBITDA for the Pharmacy Services segment:

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per adjusted claim amounts	2010	2009	2010	2009

Operating profit	$608	$833	$2,389	$2,866
Depreciation and amortization	98	100	390	377

EBITDA	706	933	2,779	3,243
Adjusted claims	179	198	702	777

EBITDA per adjusted claim	$3.95	$4.71	$3.96	$4.17

Supplemental Information

(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy segment’s performance for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
In millions	2010	2009	2010	2009

Net revenues	$14,897	$14,455	$57,345	$55,355
Gross profit	4,642	4,511	17,039	16,593
Gross profit % of net revenues	31.2%	31.2%	29.7%	30.0%
Operating expenses	3,270	3,291	12,502	12,434
Operating expense % of net revenues	22.0%	22.8%	21.8%	22.5%
Operating profit	1,372	1,220	4,537	4,159
Operating profit % of net revenues	9.2%	8.4%	7.9%	7.5%

Net revenue increase(1):
Total	3.1%	4.5%	3.6%	13.0%
Pharmacy	3.0%	6.0%	4.1%	13.1%
Front store	3.1%	1.5%	2.6%	12.7%
Same store sales increase(2):
Total	1.7%	4.9%	2.1%	5.0%
Pharmacy	2.0%	7.3%	2.9%	6.9%
Front store	1.0%	0.3%	0.5%	1.2%
Generic dispensing rate	73.8%	70.6%	73.0%	69.9%
Pharmacy % of total revenues	67.1%	66.8%	68.0%	67.5%
Third party % of pharmacy revenue	97.5%	97.1%	97.4%	96.9%
Retail prescriptions filled	163.7	159.0	636.3	616.5

(1)	The net revenue increase for the three months and year ended December 31, 2009 include the results associated with stores acquired in the acquisition of Longs Drug Stores Corporation in October 2008 (the “Longs Acquisition”).
(2)	Beginning in November 2009, same store sales increase includes the stores acquired in the Longs Acquisition.

Adjusted Earnings Per Share Guidance

(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2009. For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

In millions, except per share amounts	Year Ending December 31, 2011

Income before income tax provision	$5,616	$5,826
Amortization	450	450

Adjusted income before income tax provision	6,066	6,276
Adjusted income tax provision	2,384	2,466

Adjusted income from continuing operations	3,682	3,810
Net loss attributable to noncontrolling interest	4	4

Adjusted income from continuing operations attributable to CVS Caremark	$3,686	$3,814

Weighted average diluted common shares outstanding	1,354	1,354
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$2.72	$2.82

Free Cash Flow Guidance

(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2009. For internal comparisons, management finds it useful to assess year-to-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

In millions	Year Ending December 31, 2011

Net cash provided by operating activities	$5,450	$5,650
Subtract: Additions to property and equipment	(2,100)	(2,050)
Add: Proceeds from sale-leaseback transactions	600	550

Free cash flow	$3,950	$4,150